Press Release	Source: Dogs International Inc.

Dogs International Incorporates Alternative Fuel Subsidiary -- AFV Research Inc.Friday October 8, 8:00 am ET

FLAGLER BEACH, Fla.--(BUSINESS WIRE)--Oct. 8, 2004--Dogs International (OTCBB: DOGN - News) announced today the incorporation of a new wholly owned subsidiary under the name AFV Research Inc. AFV's primary focus will be in the alternative fuel industry.

AFV will look to invest in all areas of the alternative fuel industry, as well as joint venture with other alternative fuel-related companies with proprietary technology. AFV will need to establish corporate financing to complete these additional business ventures. AFV intends to establish corporate operations in Phoenix in late 2004 or early 2005.

For further information, contact Christian Rosenbloom, 386-439-4003.

Forward-Looking Statements: The statements in this press release regarding AFV's ability to enter the alternative fuel industry, AFV's ability to diversify its operations, future opportunities and any other effect, result or aspect of the testing and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays, and any other difficulties related to AFV's business plan, risks, and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the United States Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Dogs International Inc.

Christian Rosenbloom, 386-439-4003